Press Release

Energy Services of America Corporation in Receipt of NYSE Market Notification of Noncompliance with Continuing Listing Requirements.

Huntington, W. Va. – October 9, 2012

Huntington, W.Va. October 9, 2012/PRNewswire/--Energy Services of America (Amex: ESA) announced today that on October 4, 2012, Energy Services of America Corporation (the “Company”) received notice from the NYSE MKT LLC (“NYSE”) that the Company was not in compliance with one of the NYSE’s continuing listing standards as set forth at Part 10 of the NYSE Market Rules company guide, specifically Section 1003(a)(iv) of the NYSE Market Rules company guide since the Company has sustained losses which, in the opinion of the NYSE are so substantial in relation to the Company’s overall operations or the Company’s existing financial resources, or the Company’s financial condition has become so impaired that it appears questionable in the opinion of the NYSE, as to whether the Company will be able to continue its operations and/or meet its obligations.  The NYSE has asked that the Company submit a plan indicating how it will become compliant with Section 1003(a)(iv).  For the quarter and nine months ended June 30, 2012, the Company reported losses of $2.0 million and $4.7 million, respectively.

The Company and its board of directors’ is currently evaluating the statements made in the NYSE notice, the scope that any plan of compliance would take, as well as the alternatives that may be available to the Company.

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.